As filed with the Securities and Exchange Commission on February 9, 2021

Registration No. 333-202280

Registration No. 333-209646

Registration No. 333-216181

Registration No. 333-218228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-8 REGISTRATION STATEMENT NO. 333-202280

FORM S-8 REGISTRATION STATEMENT NO. 333-209646

FORM S-8 REGISTRATION STATEMENT NO. 333-216181

FORM S-8 REGISTRATION STATEMENT NO. 333-218228

UNDER

THE SECURITIES ACT OF 1933

BIOTELEMETRY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-2568498
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1000 Cedar Hollow Road

Malvern, PA 19355

(610) 729-7000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2008 EQUITY INCENTIVE PLAN

2008 EMPLOYEE STOCK PURCHASE PLAN

BIOTELEMETRY, INC. 2017 EMPLOYEE STOCK PURCHASE PLAN

BIOTELEMETRY, INC. 2017 OMNIBUS INCENTIVE PLAN

(Full Title of the Plans)

Cody Wm. Cowper

Vice President and Legal & Corporate Secretary

BioTelemetry, Inc.

1000 Cedar Hollow Road

Malvern, PA 19355

(610) 729-7000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Matthew G. Hurd

Rita-Anne O’Neill

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements filed by BioTelemetry, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-202280, originally filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2015, which registered the offering of an aggregate of 8,682,023 shares of the Company’s common stock, par value $0.001 per share (“Shares”);

•	Registration Statement No. 333-209646, originally filed with SEC on February 22, 2016, which registered the offering of an aggregate of 1,363,897 Shares;

•	Registration Statement No. 333-216181, originally filed with SEC on February 22, 2017, which registered the offering of an aggregate of 1,413,075 Shares; and

•	Registration Statement No. 333-218228, originally filed with SEC on May 25, 2017, which registered the offering of an aggregate of 3,500,000 Shares.

The Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On February 9, 2021, pursuant to the Agreement and Plan of Merger, dated as of December 18, 2020 (the “Merger Agreement”), among the Company, Philips Holding USA Inc., a Delaware corporation (“Parent”), and Davies Merger Sub, Inc., a Delaware corporation (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this February 9, 2021.

BIOTELEMETRY, INC.

By:	/s/ Joseph H. Capper
Name: Joseph H. Capper
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.